Exhibit 99.1

Halcón Resources Corporation

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Halcón Resources Corporation (the “Company” or “Halcón”) and gives effect to the divestiture of the Company’s East Texas Eagle Ford assets (the “Eagle Ford Divestiture”). The Eagle Ford Divestiture was announced on January 24, 2017 and closed on March 9, 2017. The Pro Forma Financial Information also presents historical events as previously reported in the Company’s Form 8-K filed on March 2, 2017. The information contained in the previously filed Form 8-K includes fresh-start accounting adjustments resulting from emerging from Chapter 11 bankruptcy and the HK TMS Divestiture. All pro forma events are described below in greater detail. The historical data provided for the year ended December 31, 2016 is derived from the audited annual consolidated financial statements included in Halcón’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on March 1, 2017.

The unaudited pro forma condensed combined statement of operations is presented for the fiscal year ended December 31, 2016.  The unaudited pro forma condensed combined balance sheet is presented as of December 31, 2016. The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Halcón’s Annual Report on Form 10-K for the year ended December 31, 2016. Additionally, refer to the Current Report on Form 8-K filed on March 2, 2017 and on October 5, 2016 for Pro Forma Financial Information presented in connection with the fresh-start accounting adjustments and HK TMS Divestiture, respectively.

The pro forma adjustments, as described in the notes to the Pro Forma Financial Information, are based on currently available information. Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below. The unaudited pro forma condensed combined balance sheet reflects the impact of the Eagle Ford Divestiture as if it had been completed on December 31, 2016.  The unaudited pro forma condensed combined statement of operations gives effect to the Eagle Ford Divestiture, the fresh-start accounting adjustments arising from Chapter 11 bankruptcy emergence, and the HK TMS Divestiture as if they had been completed on January 1, 2016, and only includes adjustments which have an ongoing impact.

The Pro Forma Financial Information does not purport to represent what the Company’s actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of the Company’s future financial condition or consolidated results of operations.

The Pro Forma Financial Information gives effect to the following:

•                  Eagle Ford Divestiture. Halcón entered into a purchase and sale agreement to sell its East Texas Eagle Ford assets for $500 million. The Eagle Ford Divestiture is subject to customary closing purchase price adjustments. The transaction closed on March 9, 2017.

•                  Fresh-Start Accounting.  Halcón adopted fresh-start accounting as of September 9, 2016, the effective date of its emergence from Chapter 11 bankruptcy proceedings, resulting in the Company becoming a new entity for financial reporting purposes. Upon the adoption of fresh-start accounting, Halcón’s assets and liabilities were recorded at their fair values as of the fresh-start reporting date and liabilities subject to compromise of the predecessor entity were either reinstated or forgiven as part of the bankruptcy through an exchange of equity or equity-linked instruments.

•                  HK TMS Divestiture.  On September 30, 2016 (“the Effective Time”), certain wholly owned subsidiaries (“the Sellers”) of Halcón executed an Assignment and Assumption Agreement with an affiliate of Apollo Global Management (the “Buyer”) pursuant to which the Sellers assigned to Buyer, as of the Effective Time, one hundred percent (100%) of the common shares (the “Membership Interests”) of HK TMS LLC (“HK TMS”), which transaction is referred to as the “HK TMS Divestiture.” In exchange for the assignment of the Membership Interests, the Buyer assumed all obligations relating to the Membership Interests of HK TMS from and after the Effective Time.

The preparation of the Pro Forma Financial Information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Halcón  Resources Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of December 31, 2016
	(in thousands except share and per share data)
	Successor
	Consolidated Halcón Resources Historical	Eagle Ford Divestiture		Halcón Resources Pro Forma
Current assets:
Cash	$24	$500,000	(1)	$500,024
Accounts receivable	147,762	—		147,762
Receivables from derivative contracts	5,923	—		5,923
Restricted cash	182	—		182
Prepaids and other	6,758	—		6,758
Total current assets	160,649	500,000		660,649
Oil and natural gas properties (full cost method):	—	—
Evaluated	1,269,034	(233,657	)(2)	1,035,377
Unevaluated	316,439	(16,506	)(2)	299,933
Gross oil and natural gas properties	1,585,473	(250,163)		1,335,310
Less - accumulated depletion	(465,849)	—		(465,849)
Net oil and natural gas properties	1,119,624	(250,163)		869,461
Other operating property and equipment:
Gas gathering and other operating assets	38,617	(11,409	)(2)	27,208
Less - accumulated depreciation	(1,107)	149	(2)	(958)
Net other operating property and equipment	37,510	(11,260)		26,250
Other noncurrent assets:
Funds in escrow and other	1,887	—		1,887
Total assets	$1,319,670	$238,577		$1,558,247

Current liabilities:	—	—
Accounts payable and accrued liabilities	$186,184	$—		186,184
Liabilities from derivative contracts	16,434	—		16,434
Other	4,935	—		4,935
Total current liabilities	207,553	—		207,553
Long-term debt, net	964,653	—		964,653
Other noncurrent liabilities:
Liabilities from derivative contracts	486	—		486
Asset retirement obligations	31,985	(7,965	)(2)	24,020
Other	2,305	—		2,305
Commitments and contingencies	—	—
Stockholders’ equity:	—	—
Preferred Stock: 1,000,000 shares of $0.0001 par value authorized	—	—		—
Common stock: 1,000,000,000 shares of $0.0001 par value authorized	9	—		9
Additional paid-in capital	592,663	—		592,663
Accumulated deficit	(479,984)	246,542	(3)	(233,442)
Total stockholders’ equity	112,688	246,542		359,230
Total liabilities and stockholders’ equity	$1,319,670	$238,577		$1,558,247

Halcón Resources Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share data)

	Period from	Period from
	January 1, 2016 through	September 10, 2016 through
	September 9, 2016	December 31, 2016
	Predecessor	Successor
	Consolidated Halcón Resources	Consolidated Halcón Resources	Fresh-Start Accounting Adjustments		HK TMS, LLC Divestiture		Eagle Ford Divestiture		Halcón Resources Pro Forma
Operating revenues	$266,843	$153,362	$—		$(5,754	)(5)	(98,228	)(11)	$316,223

Operating expenses
Production
Lease operating	50,032	22,382	—		(1,222	)(6)	(12,580	)(12)	58,612
Workover and other	22,507	10,510	—		(25	)(6)	(219	)(12)	32,773
Taxes other than income	24,453	12,364	—		(141	)(6)	(6,909	)(12)	29,767
Gathering and other	29,279	14,677	—		(7	)(6)	(3,699	)(12)	40,250
Restructuring	5,168	—	—		—		—		5,168
General and administrative	83,641	41,395	—		(90	)(6)	—		124,946
Depletion, depreciation and accretion	120,555	46,899	(1,943	)(1)	(4,539	)(7)	(35,616	)(13)	125,356
Full cost ceiling impairment	754,769	420,934	—		(83,941	)(7)	(240,178	)(14)	851,584
Other operating property and equipment impairment	28,056	—	—		—		—		28,056
Total operating expenses	1,118,460	569,161	(1,943)		(89,965)		(299,201)		1,296,512
Income (loss) from operations	(851,617)	(415,799)	1,943		84,211		200,973		(980,289)

Net gain (loss) on derivative contracts	(17,998)	(27,740)	—		—		—		(45,738)
Interest expense and other, net	(122,249)	(28,861)	83,595	(2)	(5,476	)(8)	—		(72,991)
Reorganization items	913,722	(2,049)	(911,673	)(3)	—		—		—
Gain (loss) on extinguishment of debt	81,434	—	—		—		—		81,434
Total other income (expenses)	854,909	(58,650)	(828,078)		(5,476)		—		(37,295)
Income (loss) before income taxes	3,292	(474,449)	(826,135)		78,735		200,973		(1,017,584)
Income tax benefit (provision)	8,666	(4,744)	(16,719	)(4)	1,930	(9)	(11,601	)(15)	(22,468)
Net income (loss)	11,958	(479,193)	(842,854)		80,665		189,372		(1,040,052)
Series A preferred dividends	(8,847)	—	—		—		—		(8,847)
Preferred dividends and accretion on redeemable noncontrolling interest	(35,905)	(791)	—		36,696	(10)	—		—
Net income (loss) available to common stockholders	$(32,794)	$(479,984)	$(842,854)		$117,361		$189,372		$(1,048,899)

Basic & Diluted	$(0.27)	$(5.26)							$(11.50)

Basic & Diluted Shares Outstanding	120,513	91,228							91,228

Adjustments to the Unaudited Pro Forma Condensed Combined Financial Statements

Balance sheet adjustments

•            Eagle Ford Divestiture

1.              Reflects the receipt of $500.0 million of gross proceeds from the disposition.

2.              Represents the removal of assets and liabilities attributable to the Eagle Ford Divestiture. The estimated reduction of the evaluated oil and gas properties reflects the current anticipation of the Eagle Ford Divestiture meeting the requirements set forth in Regulation S-X rule 4-10(c)(6)(i) which necessitates the allocation of capitalized costs between the properties sold and properties retained. Unevaluated oil and gas property related to the Eagle Ford Divestiture along with gas gathering and other operating assets and asset retirement obligations are removed at net book value.

3.              To record the estimated gain on the sale of oil and gas properties. Based upon the analysis conducted to-date, the Company anticipates the Eagle Ford Divestiture will exceed the relevant materiality considerations set forth in Regulation S-X rule 4-10(c)(6)(i) which necessitates the calculation of a gain (loss) for companies employing the full cost method of accounting. The Company has therefore prepared the pro formas assuming an estimated gain on disposition of $246.5 million. As the gain is directly attributable to the Eagle Ford Divestiture and is not expected to have a continuing impact on Company’s operations, the estimated gain is only reflected in retained earnings on the unaudited pro forma condensed consolidated balance sheet.

Statement of operations adjustments

•            Fresh-Start Accounting Adjustments

1.              Represents the reduction in depletion, depreciation, and accretion expense following the fair value measurement as part of applying fresh-start accounting upon emergence from Chapter 11 bankruptcy. The Company calculated a fresh-start depletion rate using proved reserves and the actual production for 2016 as well as applied a weighted average useful life for depreciation of the Company’s other operating property and equipment. Accretion expense was calculated as if applied on a full year basis. The Company did not adjust any full cost ceiling impairments as a result of these adjustments.

2.              Reflects the elimination of $88.5 million of interest expense accrued on creditor notes forgiven as part of the plan of reorganization. This amount is offset by $4.9 million of amortization of the consent payment on the Company’s surviving second lien notes and the fair value discount applied on such notes as part of fresh-start accounting.

3.              Represents the elimination of reorganization items that were directly attributable to the Chapter 11 reorganization.

4.              Reflects the additional income tax provision of alternative minimum tax generated by the reduction of interest expense from the above fresh-start accounting pro forma adjustments.

•            HK TMS Divestiture

5.              Reflects the elimination of operating revenues of HK TMS, LLC.

6.              Reflects the elimination of operating and administrative expenses of HK TMS, LLC.

7.              Represents the elimination of depletion expense and the full cost ceiling impairments incurred by HK TMS, LLC on its oil and gas properties.

8.              Reflects the elimination of the HK TMS embedded derivative and the gain recorded from deconsolidation.

9.              Reflects the income tax benefit of alternative minimum tax resulting primarily from the reduction of interest expense from the fresh start accounting pro forma adjustments.

10.       Reflects the elimination of the HK TMS preferred dividends to the Buyer and the accretion of the preferred shares to the required redemption value.

•            Eagle Ford Divestiture

11.       Reflects the elimination of oil and natural gas revenues as well as other operating revenue related to the Eagle Ford Divestiture properties.

12.       Reflects the adjustments related to lease operating, workover and other, taxes other than income, and gathering and other expenses related to the Eagle Ford Divestiture properties.

13.       Reflects the elimination of estimated depreciation, depletion and accretion expense related to the Eagle Ford Divestiture properties.

14.       Reflects the elimination of the estimated full cost ceiling impairment related to the Eagle Ford Divestiture properties.

15.       Reflects the additional income tax provision of alternative minimum tax generated by the net increase to taxable income due to the decrease to tax depreciation, depletion and amortization offset in part by the decrease to income from operations from the fresh start accounting pro forma adjustments.